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CONTACT:

Bluegreen Corporation

Tony Puleo

Chief Financial Officer

(561) 912-8270

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INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Devin Sullivan

(212) 836-9608

Adam Prior

(212) 836-9606

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION NAMES ANTHONY M. PULEO CHIEF FINANCIAL OFFICER

Boca Raton, FL -- August 23,2005 -- Bluegreen Corporation (NYSE: BXG), a leading provider of leisure products and lifestyle choices, today announced that Anthony M. Puleo has been named Chief Financial Officer and Treasurer of the Company. He will retain the title of Senior Vice President. Mr. Puleo, an 8-year veteran of Bluegreen®, was named Interim Chief Financial Officer in April 2005.

George F. Donovan, President and Chief Executive Officer of Bluegreen®, said, "I am very pleased to announce Tony's appointment as Chief Financial Officer. Although we considered applicants from outside the organization, we concluded that Tony's experience, intelligence, character, and deep understanding of Bluegreen's business and industry made him the most appropriate person to fill this important role. Tony has assumed increasing levels of responsibility over the past 8 years, and I am confident that he will continue to contribute to the success of the Company."

Mr. Puleo stated, "I am excited about the opportunities that lie ahead in this new role. I also look forward to continuing to work closely with a dedicated and talented group of professionals in order to advance Bluegreen's corporate objectives."

Mr. Puleo, 37, joined Bluegreen in 1997 as Vice President and Chief Accounting Officer. He was named Senior Vice President in 2004. Mr. Puleo began his career at Ernst & Young LLP. He is a Certified Public Accountant.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of places where people live and play. The company has approximately 4,900 employees working in two divisions: Bluegreen Resorts and Bluegreen Communities. Bluegreen Resorts markets and sells the Bluegreen Vacation Club®, a flexible points-based vacation ownership system with access to over 35 resorts and an exchange network of over 3,700 resorts and other leisure products such as cruises. During 2004, Bluegreen Resorts delivered over 140,000 unique vacation experiences to over 134,000 owners. Bluegreen Communities develops, markets and sells planned residential and golf communities predominately in the southeastern and southwestern United States. Bluegreen Communities has sold over 49,000 homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, FL, and in 2004 was ranked #67 on Forbes' list of the "The 200 Best Small Companies."